                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                              VARLEN CORPORATION,

                           VARLEN INSTRUMENTS, INC.

                                      AND

                            ROPER INDUSTRIES, INC.

                           DATED AS OF JUNE 21, 1999

                               TABLE OF CONTENTS

                                                                                                    Page
ARTICLE I   Purchase and Sale of Shares............................................................  1
   1.1.      Purchase of Shares....................................................................  1
   1.2.      Preparation of Closing Date Schedule..................................................  1
   1.3.      Adjustment of Purchase Price..........................................................  2

ARTICLE II  REPRESENTATIONS AND WARRANTIES.........................................................  3
   2.1.      Representations and Warranties of Seller..............................................  3
   2.2.      Representations and Warranties of Buyer............................................... 17

ARTICLE III CLOSING; CONDITIONS OF CLOSING AND TERMINATION......................................... 18
   3.1.      Closing............................................................................... 18
   3.2.      Conditions to Obligations of Buyer.................................................... 18
   3.3.      Conditions to Obligations of Seller................................................... 19

ARTICLE IV  INDEMNIFICATION........................................................................ 20
   4.1.      Indemnification of Buyer.............................................................. 20
   4.2.      Indemnification of Seller............................................................. 21
   4.3.      Survival.............................................................................. 22
   4.4.      Claims................................................................................ 22
   4.5.      Limitations........................................................................... 23

ARTICLE V   CERTAIN POST CLOSING MATTERS........................................................... 24
   5.1.      Certain Tax Matters................................................................... 24
   5.2.      Income Tax Matters Generally.......................................................... 24
   5.3.      Access to Records After Closing....................................................... 26
   5.4.      Covenant Not to Compete............................................................... 27
   5.5.      Employee Matters...................................................................... 28
   5.6.      General, Auto and Product Liability................................................... 31
   5.7.      Cooperation on Claims................................................................. 31
   5.8.      Name Change........................................................................... 32
   5.9.      Letters of Credit..................................................................... 32

ARTICLE VI  MISCELLANEOUS.......................................................................... 32
   6.1.      Further Actions....................................................................... 32
   6.2.      Brokerage............................................................................. 32
   6.3.      Expenses.............................................................................. 33
   6.4.      Entire Agreement...................................................................... 33
   6.5.      Descriptive Headings.................................................................. 33
   6.6.      Notices............................................................................... 33
   6.7.      Governing Law......................................................................... 34
   6.8.      Assignability......................................................................... 34
   6.9.      Waivers and Amendments................................................................ 34
   6.10.     Third Party Rights.................................................................... 34

   6.11.    Illegality............................................................................. 34
   6.12.    Release................................................................................ 34

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of June 21, 1999 (this "Agreement"), by and among (i) VARLEN CORPORATION, a Delaware corporation ("Seller"), (ii) VARLEN INSTRUMENTS INC., a Delaware corporation (the "Company") and (iii) ROPER INDUSTRIES, INC., a Delaware corporation ("Buyer"). Seller, the Company and Buyer will be sometimes referred to herein as a "Party" and collectively as the "Parties".

     The Company is engaged in the design, manufacture and sale of petroleum analytical instrumentation products and related services (the "Business"). Seller owns and has the legal right and authority to sell, transfer, assign and deliver One Hundred (100) shares (the "Shares") of the capital stock of the Company, which Shares constitute all of the issued and outstanding shares of the capital stock of the Company, and Seller desires to sell, and Buyer desires to purchase, all the Shares upon the terms and conditions set forth in this Agreement. In addition, simultaneously with the execution and delivery of this Agreement, (i) Seller is entering into an agreement with Buyer with respect to the sale by Seller to Roper Industries Deutschland GmbH i. Gr. of all the outstanding capital stock of Walter Herzog GmbH ("Herzog"), a German corporation (the "German Sales Agreement"), and (ii) Seller and Acieries de Ploermel, a French corporation, are entering into an agreement with Buyer and Instrumentation Scientifique de Laboratoire with respect to the sale of a 99% partnership interest of Herzog Varlen Instruments (the "French Sales Agreement").

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and of the mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, Seller, the Company and Buyer hereby agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

       1.1.  Purchase of Shares.
             -------------------

       Upon the terms and subject to the conditions set forth in this Agreement and the representations and warranties herein made by each of the Parties to the other, Seller agrees to sell to Buyer, free and clear of Liens (as defined in Section 2.1(i)), and Buyer agrees to purchase from Seller, on the Closing Date (as hereinafter defined), the Shares for a purchase price of $14,200,000, subject to adjustment as hereinafter provided (the "Purchase Price"), payable in cash at closing by wire transfer to an account designated by Seller to Buyer two days prior to the Closing Date.

       1.2.  Preparation of Closing Date Schedule.
             -------------------------------------

             (a) Within two days following the Closing Date, Buyer shall be responsible for the taking of a physical inventory of all inventories of the Company as of the close of business on the Effective Date; no goods or items in inventory shall be moved while the physical inventory is being conducted. Promptly after the Closing, Buyer shall prepare a schedule showing the working capital of the Company as of the close of business on the Effective Date

(the "Closing Date Schedule"). Amounts on the Closing Date Schedule with respect to inventories shall be derived from the physical inventory taken by Buyer. The Closing Date Schedule shall be prepared with the accounting principles and procedures used in the preparation of the Financial Statements described in
Section 2.1(g) hereof, except as noted in Section 2.1(g) of the Disclosure Schedule. Buyer agrees to use all reasonable efforts to cause the Closing Date Schedule to be prepared and delivered to Seller within 90 days after the Closing.

             (b) Seller and its authorized representatives and designees, at Seller's expense, shall have the right to observe the physical inventory. Seller and its authorized representatives and designees, at Seller's expense, shall have the right to review the Closing Date Schedule and perform other review procedures, including a review of any working papers with respect to its preparation.

             (c) Seller shall be deemed to have accepted the Closing Date Schedule unless within thirty (30) days after delivery thereof to Seller, Seller gives written notice to Buyer of Seller's objection to any item therein. In the event Seller gives such written notice of objection, and Buyer and Seller have been unable to resolve such dispute by a date twenty (20) days after delivery of such notice of objection, either party may require that such dispute be resolved by arbitration under the rules, but not the jurisdiction, of the American Arbitration Association by one arbitrator (the "Arbitrator") who shall be a certified public accountant and a partner in the Dallas, Texas, office of Price Waterhouse Coopers.

             (d) The Arbitrator shall have access to all documents and facilities necessary to perform its function as Arbitrator. The Arbitrator's determination with respect to any dispute shall be final and binding upon the parties hereto. Seller and Buyer shall each pay one-half of the fees and expenses of the Arbitrator for such services.

       1.3.  Adjustment of Purchase Price.
             -----------------------------

             (a) Within thirty (30) days after delivery of the Closing Date Schedule to Seller pursuant to Section 1.2 hereof, or, if disputed, within ten
(10) days after the final resolution of such dispute pursuant to Section 1.2(c), the Purchase Price shall be adjusted as follows. For the purposes of this adjustment, Pro Forma Working Capital shall mean the working capital of the Company calculated in the same manner as the working capital on the Financial Statements described in Section 2.1(g) hereof, except as noted in Section 2.1(g) of the Disclosure Schedule, but shall include all indebtedness of the Company without regard to whether such indebtedness is classified as working capital under United States generally accepted accounting principles ("GAAP"). To the extent there is a liability which Seller has assumed or agreed to indemnify Buyer for, the accrual for such item shall not be counted in the determination of the Pro Forma Working Capital on the Closing Date Schedule. Any intercompany indebtedness of the Company set forth on the Financial Statements which has been cancelled as a contribution to capital as of a date prior to the close of business on the Effective Date shall not be reflected on the Closing Date Schedule.

             (b) If Pro Forma Working Capital as set forth on the Closing Date Schedule exceeds $4,094,000, the Purchase Price will be increased by, and Buyer will pay to Seller, the amount of such excess.

             (c)   If Pro Forma Working Capital as set forth on the Closing Date
Schedule is less than $4,094,000, the Purchase Price will be decreased by, and Seller will pay to Buyer, the amount of such deficiency.

             (d) All payments to be made pursuant to this Section shall (i) be made by wire transfer of immediately available funds to an account designated by the recipient at least two business days prior to the transfer, except that payments of less than $10,000 may be made by check subject to collection and
(ii) be accompanied by a payment of interest thereon at the "Prime Rate" from time to time in effect on such amount from the Closing Date until paid. As used in this Agreement, "Prime Rate" means the rate of interest equal to the "Prime Rate" reported from time to time in the "Money" column of The Wall Street
                                                          ---------------
Journal, and shall change from time to time effective with any changes in the
-------
reporting of such rate.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     Simultaneously with the execution and delivery of this Agreement, Seller is delivering to Buyer the Disclosure Schedule referred to herein.

     2.1.  Representations and Warranties of Seller.
           -----------------------------------------

     Except as and to the extent set forth in the specific section of the Disclosure Schedule to which such representation and warranty relates, Seller represents and warrants to Buyer, as of the Effective Date, as follows:

           (a)   Organization and Standing.
                 -------------------------

                 (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller is qualified to transact business as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted.

                 (ii) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry on its business as it is now being conducted. The Company is qualified to transact business as a foreign corporation in the jurisdictions (which are listed on Section 2.1(a) of the Disclosure Schedule hereto) where it is required to qualify in order to conduct its business as presently conducted.

          (b) Consents, Authorizations and Binding Effect. Each of Seller and the Company has full corporate power and authority to execute, deliver and perform its respective obligations under this Agreement without the necessity of obtaining any consent, approval, authorization, advice or waiver or giving any notice, except for such consents, approvals, authorizations, advice or waivers (individually a "Consent" and collectively "Consents") which have been obtained and are unconditional and in full force and effect and such notices (individually a "Notice" and collectively "Notices") which have been duly given, all of which are listed on Section 2.1(b) of the Disclosure Schedule, and except for Consents and Notices which are required under immaterial contracts the absence of which would not have a material adverse effect on the assets, business, financial condition or results of operations of the Company or Seller. The board of directors of each of Seller and the Company have duly authorized the execution, delivery and performance of this Agreement by Seller and the Company. This Agreement has been duly executed and delivered by each of Seller and the Company and constitutes their respective legal, valid and binding obligations, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors. The execution, delivery and performance of this Agreement by Seller and the Company, and the consummation of the transactions contemplated thereby will not:

               (i) conflict with, result in the breach of, or constitute a default under, or the acceleration of any contract, agreement, commitment, undertaking, restriction or instrument to which Seller or the Company is a party or by which either of them may be bound or affected;

               (ii) constitute a violation of any statute, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator applicable or relating to or binding upon Seller or the Company; or

               (iii) violate any provision of the Articles of Incorporation or Bylaws of Seller or the Company.

          (c)  Shares.  Seller has good title to the Shares, and has the right,
               ------
title, power and authority to sell and transfer to Buyer the Shares. The Shares are owned by Seller, and are being transferred by Seller to Buyer, free and clear of all Liens (as defined in Section 2.1(i)), other than customary restrictions under Federal and state securities laws. There are no options, proxies, voting trusts or other agreements or understandings with respect to the issuance, transfer or voting of the Shares. All issuances, sales and repurchases of equity interests by the Company have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws.

          (d)  Capitalization of the Company.
               -----------------------------

               (i) The Company's total authorized capitalization consists solely of 1,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of which a total of only 100 shares are presently issued and outstanding, all of which are owned by Seller. The Company does not hold any shares of its capital stock in its treasury. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

               (ii)   There are no authorized, outstanding or existing:

                      (A) proxies or other agreements or understandings with respect to the voting of any capital stock of the Company;

                      (B)  depositary receipts of shares issued by the Company;

                      (C) securities convertible into or exchangeable for any capital stock of the Company (including notes, bonds or debentures);

                      (D) options, warrants or other rights to purchase or subscribe for any capital stock of the Company (other than this Agreement), or securities convertible into or exchangeable for any capital stock of the Company;

                      (E) agreements of any kind relating to the sale or issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights; or

                      (F) agreements of any kind which may obligate the Company to sell, issue or purchase any of its securities.

Subsequent to January 31, 1999, the Company has not declared or paid, and has no obligation to declare or pay, any dividends, and the Company has not made, and has no obligation to make, any distribution or payment to the stockholders of the Company or its affiliates, except that (x) to reduce the Buyer's risk with respect to its acquisition of the Company, the Company has dividended, otherwise distributed or sold to Seller or its designee all of the Company's accounts receivable and cash as of the close of business on the day immediately prior to the Effective Date and Seller is responsible for the collection of such receivables, (y) the Company has distributed to Seller four small parcels of real property that have nominal value, are not recorded in the Company's Financial Statements, are not utilized in the Company's business operations and are near to former operations of the Company and (z) the Company is indebted to Seller to the extent set forth in the Financial Statements (as hereinafter defined).

          (e)  The Company.  The Company is engaged only in the Business and has
               -----------
no subsidiaries, except as set forth in Section 2.1(e) of the Disclosure Schedule. Copies of the Articles of Incorporation and Bylaws of the Company have heretofore been delivered to Buyer or Buyer's counsel and are correct and complete and reflect all amendments or changes in effect.

          (f)  Minute Books and Stock Records.  The minute books of the Company
               ------------------------------
have been furnished to Buyer for inspection and in the form so furnished are correct and complete in all material respects and current (including signatures). The stock record books of the Company are correct and complete in all material respects and current (including signatures). Section 2.1(f) of the Disclosure Schedule includes a list of the directors and officers of the Company.

          (g)  Financial Statements and Financial Condition. Attached as Section
               --------------------------------------------
2.1(g) of the Disclosure Schedule are the following financial statements:

               (i) the unaudited balance sheets of the Company as of January 31, 1998 and 1999 and statements of income of the Company for the fiscal years ended January 31, 1998 and 1999 (collectively, the "Annual Financial Statements"); and

               (ii) the unaudited balance sheet of the Company as of May 1, 1999, and statement of income of the Company for the period then ended (the "Interim Financial

Statements" and together with the Annual Financial Statements, sometimes collectively referred to herein as the "Financial Statements").

The Financial Statements have been prepared in accordance with GAAP consistently applied (except such deviations described in Section 2.1(g) of the Disclosure Schedule) and the amounts set forth therein were used by Seller in connection with the preparation of its financial statements. The Financial Statements are consistent with the books and records of the Company. The Financial Statements present fairly the financial condition and results of operations of the Company at the dates and for the periods specified, except as otherwise noted therein and subject, in the case of Interim Financial Statements, to recurring year-end adjustments that are not expected to be material in amount.

As of the date hereof, the Company has no obligations or liabilities other than:

                    (A) those set forth or reserved against in the Financial Statements;

                    (B) those incurred since May 1, 1999 in the ordinary course of business in arms-length transactions and consistent in nature and scope with past practice, which liabilities will not have, in the aggregate, a material adverse effect upon the business, operations or financial condition of the Company as it exists on the Effective Date;

                    (C) those under the executory portion of contracts and agreements to which the Company is a party or by which it is bound that are listed in the Disclosure Schedule or are not required by the terms of this Agreement to be listed in the Disclosure Schedule; and

                    (D) those incurred in the ordinary course of business and consistent in nature and scope with past practice, which liabilities are not required by GAAP to be shown on a balance sheet (other than in notes thereto) and which liabilities, individually and in the aggregate, are not material.

The Company has maintained its books of account and other records in accordance with applicable laws, rules and regulations, and such books and records are and, during the periods covered by the Financial Statements and from May 1, 1999, through the Effective Date were, correct and complete in all material respects, and provide or provided a fair and accurate basis for the preparation of the Financial Statements and the Closing Date Schedule and reflect all material transactions to which the Company has been a party.

          (h)  Absence of Certain Changes. Etc.  Since January 31, 1999, there
               -------------------------------
has been no material adverse change in the business, operations, financial condition or assets, of the Company. Without limiting the generality of the foregoing, since January 31, 1999, except as set forth on the Disclosure Schedule, the Company has not:

               (i) issued, sold or delivered any shares of capital stock or notes, bonds or other debt instruments of the Company, or granted any rights calling for the issuance, sale or delivery of any thereof (including without limitation options, warrants, convertible securities, stock appreciation rights or similar rights);

               (ii) made any payments or distribution of assets (other than in cash or as otherwise described in this Agreement) in the form of management fees or otherwise to Seller or any Affiliate of Seller or of the Company. (As used herein, the term "Affiliate" means a person or entity which controls, is controlled by or is under common control with the person with respect to which the determination is being made. "Control" means the power to direct or cause the direction of the management and policies of a person or entity through voting securities, by contract or otherwise.)

               (iii) purchased or redeemed any of the shares of capital stock of the Company;

               (iv) subdivided, combined, reclassified or recapitalized any of the shares of capital stock of the Company;

               (v) amended the Articles of Incorporation or Bylaws of the Company or changed the Company's corporate name or permitted the use thereof by any other person;

               (vi) agreed to merge or consolidate the Company with any other entity or to acquire any corporation, association, partnership, joint venture or other entity;

               (vii) changed the methods of accounting or accounting principles or practices of the Company from those set forth in or reflected by the Financial Statements or increased or experienced any adverse change in any assumption underlying any method of calculating contingencies or other reserves from that reflected in the Financial Statements;

               (viii) cancelled or waived a claim of substantial value or sold, transferred or otherwise disposed of (or agreed to sell, transfer or otherwise dispose of) any assets of the Company, except for sales of inventory in the ordinary course of business consistent with past practices or as otherwise set forth on the Disclosure Schedule;

               (ix) failed to maintain in full force and effect with respect to the assets, employees and business of the Company all insurance coverage of the types and in the amounts as were in effect on and as of January 31, 1999;

               (x) made any legally binding commitment for additions to property, plant or equipment having an individual cost in excess of $25,000 or an aggregate cost of $75,000 for all such items taken together;

               (xi) disposed of or permitted to lapse any right listed or described on the Disclosure Schedule pursuant to Section 2.1(q);

               (xii) made or agreed to make any increase in the compensation payable to any of the officers, directors or employees of the Company, other than in accordance with continuing obligations disclosed in the Disclosure Schedule;

               (xiii) except as previously disclosed to Buyer, entered into or amended any Company Plan (as that term is defined in Section 2.1(l));

               (xiv) suffered any significant casualty, damage, destruction or loss, or interruption in use, of any significant asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

               (xv) hired or terminated any employee who has an annual salary in excess of $30,000;

               (xvi) imposed or permitted any Liens upon any of its assets, tangible or intangible;

               (xvii) without limitation by the enumeration of any of the foregoing, entered into any agreement or transaction other than in the usual and ordinary course of business in accordance with past practices, except for actions taken in connection with the transactions contemplated by this Agreement; or

               (xviii) agreed, whether in writing or not, to do any of the foregoing.

          (i)  Title and Condition of Assets.  The Company has good and
               -----------------------------
marketable title to all of its assets (other than leased assets), free and clear of all Liens. The Company's tangible assets, taken as a whole, are in good operating condition, ordinary wear and tear excepted and constitute all of the assets necessary to conduct the Business of the Company as the same is presently conducted. As used herein, "Liens" shall mean any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes (as defined in Section 2.1(m)) not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

          (j)  Litigation; Compliance With Laws.
               --------------------------------

               (i) Except as set forth in the Disclosure Schedule, there are no suits, actions, claims, arbitrations, administrative or legal or other proceedings, whether in equity or at law, or governmental or administrative investigations pending (i.e., where Seller or the Company has received service of process or other formal action to commence such a proceeding) or, to the best of Seller's knowledge, threatened (A) against or related to (x) Seller with respect to the transactions contemplated by this Agreement, (y) the Company or
(z) any material asset or property owned, leased or used by the Company, or (B) which question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement. Except as set forth on the Disclosure Schedule, no material product liability claim is pending or, to the best of Seller's knowledge, threatened against the Company with respect to the products of the Company. The Disclosure Schedule lists all product liability claims with respect to the products or services of the Company arising out of occurrences from January 1, 1995 through the date of this Agreement.

               (ii) The Company is in compliance with federal, state or local governmental or judicial laws, ordinances, permits, requirements, decrees, rules, regulations, arbitration awards and orders applicable to the Company or the business, operations or properties of the Company, except where noncompliance would not have a material adverse effect on the Company. There is no order, writ, injunction, judgment or decree of any court or Federal, state or local department, official, commission, authority, board/bureau, agency, or other instrumentality issued or pending against the Company. The Company has duly filed all reports and returns required to be filed by it with governmental authorities and obtained all governmental permits and licenses and other governmental consents which are required in connection with the businesses and operations of the Company; all of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them are pending or threatened, except where any of the above would not have a material adverse effect on the Company.

          (k)  Company Contracts. Except as set forth on the Disclosure
               -----------------
Schedule, all Company Contracts (as defined herein) are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and the Company is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Seller, no other party to any such Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Subject to obtaining any consents required under the terms of the Company Contracts, all of the Company's rights under such Company Contracts will remain in full effect upon consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Company Contracts" means and includes, and the Disclosure Schedule lists, all contracts, mortgages, debt instruments, security agreements, licenses, commitments, guaranties, leases, charters, franchises, powers of attorney and agency and other agreements to which the Company is a party or by which it is bound (excluding purchase and sale orders, inventory acquisition agreements and product distribution agreements, in each case made in the ordinary course of business in arms-length transactions and consistent in nature and scope with prior practices of the Company) as of the date of this Agreement and that:

               (i) involve or would involve the payment by the Company of in excess of $25,000 during any fiscal year, unless cancelable by the Company with notice of less than six (6) months and premium or penalty of less than $10,000;

               (ii) relate to the payment of royalties with respect to any products sold by the Company;

               (iii) guarantee, indemnify or otherwise cause the Company to be liable for the obligations or liabilities of another;

               (iv) involve the borrowing or lending of money, or the granting of any Lien;

               (v) involve an agreement with any bank, finance company or similar organization for the sale of any products of the Company on credit;

               (vi) involve the sale by or to the Company of products on consignment;

               (vii)   are or contain a power of attorney;

               (viii)  contain any renegotiation or redetermination provision;

               (ix) require or are otherwise contingent upon the payment of commissions or compensation to any person not a party to such Company Contract;

               (x)     concern the formation of a partnership or joint venture;

               (xi) impose material noncompetition or confidentiality obligations on the Company with respect to a third party;

               (xii)   involve any significant license agreement or arrangement;
or

               (xiii) require the Company to supply any other party with such party's requirements for products or services.

The Disclosure Schedule specifically describes the arrangements (formal and informal, written or oral) between the Company and any Related Party (as defined below) (including Seller) and the services or functions (administrative or otherwise) provided to the Company by any Related Party. No Related Party owns any assets which are used in the Company's business, and no Related Party which is under the control of the Seller is engaged in any business which competes with the Business. As used herein, the term "Related Party" means (A) Seller or any Affiliate (as defined below) of Seller or the Company, or (B) any corporation, partnership, association, limited liability company or other entity (other than the Company), in which any of the foregoing persons has any relation by blood or marriage, has any material interest, direct or indirect. As used herein, "Affiliate" shall mean any person, firm, corporation, partnership, association or entity that directly or indirectly or through one or more intermediaries controls, is controlled by or is under common control with another person, firm, corporation, partnership, association or entity.

          (l)  Pension and Other Employee Plans and Agreements.
               -----------------------------------------------

               (i) "Varlen Affiliate Plan" shall mean each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), each employment, severance, salary continuation or other similar contract, stock purchase plan, stock option plan, stock appreciation plan, vacation, sick leave or other fringe benefit plan, incentive plan, insurance plan or arrangement, bonus plan and any deferred compensation agreement, plan, policy or funding arrangement sponsored, maintained or to which contributions are made by the Seller or any of its affiliates with respect to which the

Seller or any of its affiliates has any potential liability. "Company Plan" shall mean each Varlen Affiliate Plan which is sponsored, maintained or contributed to by the Company for the benefit of employees or retirees of the Company (or their dependents) or with respect to which the Company has or will have any actual liability (a "Company Plan"). The Disclosure Statement lists each Company Plan.

               (ii) With respect to the Company Plans, Seller will deliver to Buyer accurate and complete copies of the Company Plans and, to the extent applicable, for each Company Plan, copies of the most recent, if any,

                       (A)  determination letters,

                       (B) Form 5500 and any attachments required to be annexed thereto (including any related actuarial valuation report, if any) with respect to the last three plan years for each Company Plan subject to section 401 of the Internal Revenue Code of 1986, as amended (the "Code"),

                       (C)  collective bargaining arrangements,

                       (D) Form 5310 and any related filings with the Pension Benefit Guaranty Corporation (the "PBGC") with respect to the last five plan years for each such Company Plan,

                       (E)  related trust agreements,

                       (F)  related insurance and/or "annuity contracts",

                       (G)  summary plan descriptions,

                       (H) all communications to employees regarding any Company Plan, which communications modify any such Company Plan,

                       (I)  Form 990 for the past three (3) years, and

                       (J) PBGC Form-I with respect to the last three plan years for each Company Plan subject to section 412 of the Code.

               (iii) Except to the extent Buyer is indemnified under Section 4.1(e)(vii), each Company Plan (and any related trust agreements or annuity contracts) has been administered in all material respects in accordance with its terms and the Company and each Company Plan (and any related trust agreements or annuity contracts) are in compliance in all material respects with the applicable provisions of ERISA, the Code and other laws applicable thereto (or is considered to be in compliance pursuant to any remedial amendment period applicable to such plan pursuant to section 401(b) of the Code or any other ruling, notice, or procedure issued by the Internal Revenue Service).

               (iv) All reports, returns and similar documents with respect to each Company Plan required to be filed with any governmental agency or distributed to any participant of each Company Plan have been duly and timely filed or distributed in all material respects.

               (v) Each Company Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under section 401(a) of the Code has received a favorable determination letter as to its qualification under the Code and each such favorable determination letter remains in effect with respect to the form of the Company Plan other than compliance as to any aspect of form with respect to which the applicable remedial amendment period has not expired.

               (vi) (A) No actions, suits or claims (other than routine claims for benefits in the ordinary course, qualified domestic relations orders or qualified medical child support orders) are pending or, to the best of Seller's knowledge, threatened with respect to any Company Plan, (B) to the best of Seller's knowledge, neither the Company, Seller nor any Company Plan fiduciary has, with respect to the Company Plans, engaged in a non-exempt prohibited transaction, as such term is defined in section 4975 of the Code or section 406 of ERISA and (C) except with respect to this transaction or as set forth on the Disclosure Schedule, for the current plan year and the immediately preceding five consecutive plan years, no event or condition exists or may be reasonably expected to occur prior to the Effective Date with respect to any Company Plan that is subject to section 412 of the Code or the funding requirements of section 302 of ERISA, which constitutes a reportable event within the meaning of section 4043 of ERISA with respect to which the 30-day notice requirement has not been waived. No event has occurred which presents a material risk for which the Company would have any present or future liability that any Company Plan subject to Title IV of ERISA has experienced a partial termination within the meaning of section 411(d)(3) of the Code.

               (vii) The Company has made all contributions or payments to or under each Company Plan required by law or by the terms of such Company Plan. The Company is not obligated to make any nondeductible contributions to any Company Plan and no excise taxes are assessable against the Company as a result of any other contributions made or not made to a Company Plan. The liabilities of the Company with respect to each Company Plan are reported on the Financial Statements in accordance with GAAP consistently applied except as set forth on the Disclosure Schedule. As of May 28, 1999, the assets of the Union Plan (as defined in Section 5.5 below) are reported at their fair market value on the books and records of such Company Plan.

               (viii) The Company has no obligation to make contributions to a multiemployer plan (within the meaning of section 414(f)(1) of the Code), with respect to its employees. The Company has no actual present or future liability for post-retirement health or death benefits with respect to employees or directors, past or present, other than with respect to one existing retiree under the Retiree Health and Dental Insurance Plan.

               (ix) The Company has incurred no liability to the PBGC as a result of the voluntary or involuntary termination of any Company Plan which is subject to Title IV of ERISA. There is currently no active filing with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Company Plan which is subject to Title IV of ERISA. As of the Effective Date, the Company has no liability for unpaid premium payments for Company Plans subject to Title IV of ERISA and all required premium payments for the Company Plans for plan years commencing in the plan year which would include the Effective Date and which are due on or before the Effective Date have been made to the PBGC. No Company Plan subject to Title IV of ERISA has suffered any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code for which the Company would have any present or future liability.

               (x)     No assets of the Company are subject to any lien under
section 302(f) or section 4068 of ERISA or under section 412(n) or section 401(a)(29) of the Code.

               (xi) Solely as a result of the consummation of the transactions contemplated by this Agreement, no payment required to be made to any Company employee will, if made, constitute an excess parachute payment within the meaning of section 280G of the Code and, except as set forth in the Disclosure Schedule, no severance payment will become due and payable with respect to any Company employee.

               (xii) Neither the Company nor the Buyer shall incur any actual liability attributable to those Varlen Affiliate Plans that are not also Company Plans.

          (m)  Tax Matters.
               -----------

               (i) As used in this Agreement, the following terms shall have the following meanings: (A) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (B) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes; and (C) the term "Sales and Use Tax" means all sales taxes, use taxes, retailer's occupation taxes and other taxes commonly understood to be sales or use taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto. Any reference in this Section to the Company includes a reference to a person or entity acting on behalf of or with respect to the Company (including, without limitation, Seller). The Company has duly and timely filed all Returns required to have been filed by it prior to the Effective Date. Except for Taxes which will be paid by Seller when due, all Taxes and Sales and Use Taxes required to have been paid prior to the Effective Date, or accruing with respect to the period ending on the Effective Date, have been fully paid on or prior to the due date thereof, or will be fully accrued on the Closing Date Schedule. Except for this Agreement, there are no tax sharing agreements to which the Company is a party or by which the Company is affected.

               (ii) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

               (iii) The Company has not agreed to make, nor is it required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

               (iv) The Company is not a party to or bound by any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (n)  Environmental.
               -------------

               (i) The Company has complied with all Environmental Laws (as defined herein), the failure to comply with which could result in Damages (as defined herein) in excess of $25,000, and no action, suit, proceeding, hearing, charge, complaint, claim, demand, or notice, and no investigation has been filed or commenced against the Company alleging such failure.

               (ii) Except (i) to the extent accrued in the Closing Balance Sheet and (ii) liabilities for storage, handling, transportation, use and disposal of Hazardous Substances (as defined herein) which are incurred by the Company in the ordinary course of business, the Company has no liability for Hazardous Substances (and has not handled, used, stored, recycled or disposed of any Hazardous Substance (as defined herein)), arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility, in any manner that could reasonably be expected to form the basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any liability for Hazardous Substances, including, without limitation, liability under CERCLA or similar state statutes, which in each case could result in Damages in excess of $25,000 for any reason under any Environmental Laws.

               (iii) Except (i) to the extent accrued in the Closing Balance Sheet and (ii) liabilities for storage, handling, transportation, use and disposal of Hazardous Substances which are incurred by the Company in the ordinary course of business, all properties and equipment used in the Business are free of any amounts of Hazardous Substances, the use and disposal of which could result in Damages (as defined herein) in excess of $25,000.

               (iv) There are no in service or out of service underground storage tanks located in or on real property owned by the Company or, to the extent the Company is responsible for such tanks or any environmental damage resulting therefrom, real property leased by the Company.

               (v) The Company has not received notice and has no knowledge of any reasonably likely claim under any Environmental Laws regarding the Business, or any real property owned or leased by the Company.

               (vi) As used herein, the term Environmental Laws shall mean all federal, state and local laws, statutes, ordinances, rules, regulations, decrees, orders and settlements regarding the protection of human health, safety and the environment and pollution, in effect as of the date of this Agreement and applicable to the Facilities and the operations conducted thereon, including, but not limited to, the following statutes, as amended, and any regulations promulgated thereunder, as they existed on the date hereof:

                       (A)  Clean Air Act, 42 USC (S)7401 et sec.;
                                                          -------

                       (B) Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 USC (S)1251 et sec.;
                                                   -------

                       (C)  Resource Recovery and Conservation Act, 42 USC
               (S)6901 et sec.;
                       -------

                       (D) Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC (S)9601 et sec. as amended by the
                                                 ------
               Superfund Amendments and Reauthorization Act of 1986 ("CERCLA");

                       (E)  Toxic Substance Control Act, 15 USC (S)2601 et sec.;
                                                                        -------
               and


                       (F) applicable state or local statutes, regulations, laws or ordinances pertaining to the subject matter embodied in the Environmental Laws set forth in (D) above, as they existed on the Closing Date.

     "Hazardous Substances" shall mean materials, substances or wastes defined by or regulated by applicable Environmental Laws.

          (o)  Receivables.  To the knowledge of Seller, all of the accounts
               -----------
receivable of the Company arose in the ordinary course of business, and are good and collectable in the ordinary course of business, net of reserves therefor in the Financial Statements.

          (p)  Inventories. The inventory of the Company consists of raw
               -----------
materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured. The inventories of the Company have been valued in the Financial Statements at the lower of cost (LIFO) or market and in a consistent manner with respect to all periods covered thereby. Section 2.1(p) of the Disclosure Schedule sets forth the Company's practices and procedures with respect to the valuation of inventories which are consistent with those used in the preparation of the Financial Statements (and will be used in the preparation of the Closing Balance Sheet). The Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers. Except as described on Section 2.1(p) of the Disclosure Schedule, no inventory of the Company is on consignment.

          (q)  Intangible Assets.  The Disclosure Schedule lists all material
               -----------------
patents, trademarks and service marks, patent, trademark and service mark registrations and applications, trade names, copyrights, copyright registrations and applications, and licenses with respect thereto owned by the Company or used by the Company in its business operations (collectively, "Intellectual Property"). Intellectual Property which is owned by a third party and used by the Company has been duly licensed to the Company and the Company has sufficient rights to use such Intellectual Property to conduct its business as presently conducted. There is no material item of Intellectual Property not owned by or licensed to the Company which is necessary for the conduct of the Company's business as presently conducted. There are no claims, demands or proceedings instituted, pending or, to the best of Seller's knowledge, threatened pertaining to or challenging the right of the Company to use any of the Intellectual Property or alleging that any of the Intellectual Property infringes or otherwise violates the patent, trade name, trademark, copyright or other rights of any other person. Except as set forth in the Disclosure Schedule, the Company has not granted any licenses or other rights under, or authorized or permitted anyone else to use, any of the Intellectual Property.

          (r)  Customers.  To the best of Seller's knowledge, since May 31,
               ---------
1999, there has not been any termination, cancellation or material limitation, modification or change in the business relationship of the Company with any significant customer of the Company.

          (s)  Employees.  With respect to employees of the Company:  (i) there
               ---------
is no pending, or to the best of Seller's knowledge threatened, unfair labor practice charge or employee grievance charge; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage pending, or to the best of Seller's knowledge threatened, against or directly affecting the Company and (iii) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist.
Within the last 90 days, no key employee of the Company has advised Seller that he intends to terminate his employment with the Company and Seller has not encouraged any employee of the Company to terminate his employment with the Company.

          (t)  Real Estate.
               -----------

               (i)   The Company does not own any real estate.

               (ii) The Disclosure Schedule lists and describes briefly all real property leased to the Company. The Company has delivered to the Buyer correct and complete copies of the leases listed in the Disclosure Schedule. With respect to each lease listed in the Disclosure Schedule:

                     (A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in accordance with its terms.

                     (B) the Company is not, and to the knowledge of the Company, no party to the lease or sublease is, in breach or default, and no event has occurred and is continuing which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                     (C) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

                     (D) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

                     (E) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

          (u)  No Other Representations and Warranties by Seller; Specific
               -----------------------------------------------------------
Disclosure.
----------

               (i) Seller shall not be deemed to have made to Buyer any representation or warranty other than as expressly made by Seller in this
Section 2.1.

               (ii) Without limiting the generality of the foregoing, but subject to the express representations and warranties made by Seller in Section 2.1, Seller is not making any representation and warranty with respect to:

                       (A) any projections, estimates or budgets of future
               revenues, expenses or expenditures, results of operations (or any component thereof) or financial condition (or any component thereof) of the Company, or

                       (B) any other information or documents made available to
               Buyer or any of its representatives or investors with respect to the Company.

               (iii) For purposes of this Agreement, references to the "knowledge of Seller", "Seller's knowledge" or "Seller's awareness" or words of similar import shall mean and include the actual knowledge of Seller after due inquiry of the individuals listed on Section 2.1(u) of the Disclosure Schedule with respect to the indicated matters.

               (iv) A disclosure in one section of the Disclosure Schedule shall not be effective with respect to another representation and warranty unless such section is specifically cross-referenced.

     2.2. Representations and Warranties of Buyer.
          ----------------------------------------

     Buyer hereby represents and warrants to Seller, as of the Effective Date, as follows:

          (a)  Organization and Good Standing.  Buyer is a corporation duly
               ------------------------------
organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer is qualified to do business as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted.

          (b)  Consents, Authorizations and Binding Effect.  Buyer has full
               -------------------------------------------
corporate power and authority to execute, deliver and perform its obligations under this Agreement without the necessity of obtaining any Consent or giving any Notice, except for such Consents which have been obtained and are unconditional and in full force and effect and such Notices which have been duly given. The board of directors of Buyer has duly authorized the execution, delivery and performance of this Agreement by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors. The execution, delivery and performance of this Agreement by Buyer will not:

               (i) conflict with, result in the breach of or constitute a default under or the acceleration of any contract, agreement commitment, undertaking, restriction or instrument to which Buyer is a party or by which Buyer may be bound or affected, or

               (ii) constitute a violation of any statute, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator applicable or relating to or binding upon Buyer, or

               (iii) violate any provision of the Articles of Incorporation or Bylaws of Buyer.

          (c)  Acquisition of Shares for Investment.  Buyer acknowledges that in
               ------------------------------------
acquiring the Shares under this Agreement, Buyer has relied solely on its own due diligence investigation, the representations and warranties set forth in
Section 2.1, including the information in the Disclosure Schedule related thereto and the documents and information referred to therein, and the other covenants and statements of Seller set forth in this Agreement, and not upon any other representations, warranties, covenants or statements of any kind. Buyer is an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and has sufficient knowledge, experience and sophistication to enable it properly and fully to evaluate and understand the merits and risks associated with its acquisition of the Shares. Buyer is acquiring the Shares for its own account for investment and with no present intention of distributing or reselling such Shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Buyer understands that the Shares have not been registered under the Securities Act or any state securities laws and may not be sold or transferred except in compliance therewith or pursuant to an exemption thereunder and are being transferred to Buyer, in part, in reliance on the foregoing representation and warranty.


                                  ARTICLE III
                CLOSING; CONDITIONS OF CLOSING AND TERMINATION

     3.1. Closing.
          --------

     The Closing and the sale, purchase and transfer of the Shares will take place at the offices of Powell, Goldstein, Frazer & Murphy LLP, 16/th/ Floor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, on June 21, 1999 (the "Closing Date"), effective as of the close of business on June 18, 1999 (the "Effective Date").

     3.2. Conditions to Obligations of Buyer.
          -----------------------------------

     The obligations of Buyer to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Buyer.

          (a)  Representations and Warranties; Performance of Obligations.  The
               ----------------------------------------------------------
representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects. Seller shall have performed in all material respects the covenants and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

          (b)  Authorization of Agreement.  All action necessary to authorize
               --------------------------
the execution, delivery and performance of this Agreement by Seller shall have been duly and validly taken, and Seller shall have full right, power and authority to consummate the transactions contemplated hereby on the terms provided herein.

          (c)  Security Interests, Encumbrances, Liens, etc.  Buyer shall have
               ---------------------------------------------
received written advice to the effect that a search of the public records has disclosed that no Liens, other than those reflected in Section 2.1(h) of the Disclosure Schedule, have been filed or recorded with respect to the Company, and all Liens requested by Buyer to have been released or satisfied shall have been released or satisfied.

          (d)  Suits or Proceedings.  No suit, proceeding or investigation shall
               --------------------
have been commenced or threatened by any governmental authority to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions herein contemplated.

          (e)  Corporate Matters.  Buyer shall have received (i) such
               -----------------
resignations of the directors and officers of the Company as it may have requested, such resignations to be effective as of immediately following the Closing and (ii) the minute books and stockholder registers and corporate seal of the Company.

          (f)  Other Agreements.  The sellers under the German Sales Agreement
               ----------------
and under the French Sales Agreement are closing the transactions contemplated under such agreements simultaneously with the Closing.

          (g)  Shares.  Buyer shall have received stock certificates for the
               ------
Shares, duly endorsed for transfer.

          (h)  Opinion.  Buyer shall have received a legal opinion from Seller's
               -------
General Counsel containing customary opinions with respect to the Company and the transactions contemplated hereby.

     3.3. Conditions to Obligations of Seller.
          ------------------------------------

     The obligations of Seller to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Seller:

          (a)  Representations and Warranties; Performance of Obligations.  The
               ----------------------------------------------------------
representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects. Buyer shall have performed in all material respects the covenants and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

          (b)  Authorization of Agreement. All action necessary to authorize the
               --------------------------
execution, delivery and performance of this Agreement by Buyer shall have been duly and validly taken and Buyer shall have full right, power and authority to consummate the transactions contemplated hereby on the terms provided herein.

          (c)  Suits or Proceedings.  No suit, proceeding or investigation shall
               --------------------
have been commenced or threatened by any governmental authority to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions herein contemplated.

          (d)  Other Agreements.  The buyers under the German Sales Agreement
               ----------------
and under the French Sales Agreement are closing the transactions contemplated under such agreements simultaneously with the Closing.

          (e)  Purchase Price.  Seller shall have received the Purchase Price.
               --------------

          (f)  Opinion.  Seller shall have received a legal opinion from Buyer's
               -------
counsel with respect to Buyer and the transactions contemplated by this Agreement.

                                  ARTICLE IV
                                INDEMNIFICATION

     4.1. Indemnification of Buyer.
          -------------------------

     Subject to the terms and conditions of this Article IV, Seller shall defend, at its own expense, and shall indemnify Buyer and Company against, and hold Buyer and Company harmless from, any and all loss, damage or liability, and all expenses, including without limitation reasonable legal fees and costs of investigation, remediation or other response action and other costs (collectively "Damages"), asserted against or incurred by Buyer arising out of:

          (a) a breach of the representations and warranties made by Seller in this Agreement or in any certificate or other instrument furnished or to be furnished to Buyer hereunder;

          (b) the non-fulfillment of any agreement or covenant made by Seller in or pursuant to this Agreement or in any certificate or other instrument furnished or to be furnished to Buyer hereunder;

          (c) all Income Taxes (as defined in Section 5.1 hereof) for all periods (or portions thereof) ending on or before the Effective Date for which the Company is liable;

          (d) the Company having been a member of a consolidated, affiliated or controlled group for Tax purposes (excluding the Company's own liabilities);

          (e)  the following liabilities:

               (i) Any liability or obligation arising under that certain Asset Purchase Agreement dated June 26, 1996, between the Company and Jouan, Inc., and Jouan S.A.;

               (ii) Any liability or obligation arising out of that certain Asset Purchase Agreement between Seller, the Company and Boston Advanced Technologies, dated October 31, 1997, relating to earnout or cost reduction payments due or to be due thereunder;

               (iii) Any liability or obligation arising out of that certain Indenture dated August 25, 1947, through September 15, 1997, for property commonly known as 3737 North Cortland Avenue, Chicago, Illinois, which was the subject of such lease;

               (iv) Any liability or obligation arising out of that certain litigation titled Expotech USA, Inc. v. Varlen Instruments, Inc., et al., Case
                  ------------------------------------------------------
Civil Action No. 98-61449, pending in the 129/th/ Judicial District, Harris County, Texas;

               (v) Any liability or obligation arising out of the sale or resale of laboratory appliance products to Iran, including any claims by the United States Department of Commerce or others with respect to claims, fines or similar penalties or in respect of any prohibition or restriction placed upon the Company arising out of such activities;

               (vi) Any liability or obligation arising out of ownership, use, condition of or activities at the four parcels of real property formerly owned by the Company described on Section 2.1(t)(i) of the Disclosure Schedule, previously sold or transferred by the Company; or

               (vii) Any liability arising out of the Retiree Health and Dental Insurance Plan for one retiree described on the Disclosure Schedule or deferred compensation obligations described in Section 5.5(h) or any liability attributable to the disqualification of the Union Plan under section 401(a) of the Code if such disqualification relates to events occurring on or after January 1, 1998, and prior to the Effective Date.

          (f) any liability or obligation of the Company arising out of or in connection with the conduct of the Business prior to the Effective Date, except to the extent such liability or obligation (i) is described in Paragraphs (A),
(B), (C) or (D) of Section 2.1(g) (without regard to any materiality qualifier contained therein); or (ii) results in an indemnifiable claim for a breach of representation and warranty for which Buyer otherwise recovers under Section 4.1(a) above.

     4.2. Indemnification of Seller.
          --------------------------

     Subject to the terms and conditions of this Article IV, Buyer shall defend, at its own expense, and shall indemnify Seller against, and hold Seller harmless from, any and all Damages asserted against or incurred by Seller arising out of:

          (a) any breach of the representations and warranties made by Buyer in this Agreement or in any certificate or other instrument furnished or to be furnished to Seller hereunder,

          (b) the non-fulfillment of any agreement or covenant made by Buyer in or pursuant to this Agreement,

          (c)  any liability arising under the letters of credit listed on
Section 2.1(b) of the Disclosure Schedule; or

          (d)  the operations of the Company following the Effective Date.

     4.3. Survival.
          ---------

     All representations and warranties contained herein or made pursuant hereto, whether by Seller or Buyer, and the indemnification provided under
Section 4.1(f) shall survive the closing hereunder until the second anniversary of the Closing Date, except that:

          (a) the representations and warranties of Seller contained in or made pursuant to Sections 2.1(a) (other than the last sentence thereof), 2.1(b), 2.1(c) and 2.1(d), and of Buyer contained in Sections 2.2(a), 2.2(b) and 2.2(c) shall survive the Closing hereunder without any limitation as to time; and

          (b) the representations and warranties of Seller contained in or made pursuant to Section 2.1(m) hereof or otherwise with respect to Tax matters shall survive the Closing until six months after the date on which the right to file any claim in respect of such matters by the appropriate governmental or administrative authority or any other Person has expired.

The expiration of any representation and warranty or any indemnification obligation hereunder shall not affect any claim made by the giving of written notice by a Party to the other in the manner provided by this Agreement, prior to the date of such expiration. All covenants, indemnities and agreements shall survive the Closing forever, subject to applicable time periods and limitations specified in this Agreement.

     4.4. Claims.
          -------

          (a) Promptly after receipt by an indemnified party of written notice of the commencement of any investigation, claim, proceeding or other action in respect of which indemnity may be sought from the indemnitor (an "Action"), such indemnified party shall notify the indemnitor in writing of the commencement of such Action; but the omission to so notify the indemnitor shall not relieve it from any liability that it may otherwise have to such indemnified party, except to the extent that the indemnitor is materially prejudiced or forfeits substantive rights or defenses as a result of such failure. In connection with any Action in which the indemnitor and any indemnified party are parties, the indemnitor shall be entitled to participate therein, and may assume the defense thereof. So long as the indemnifying party is diligently defending in good faith any such Action, the indemnifying party may control the defense thereof; in such event, the indemnified party may participate in the defense of the Action at its own expense. Neither the indemnifying party nor the indemnified party will settle or compromise the Action without the consent of the other, which consent will not be unreasonably withheld.

          (b) In the event a Party should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Party seeking indemnification shall promptly send notice of such claim to the Party from whom indemnification is sought. If the latter does not dispute such claim, the latter shall pay such claim in full within 10 business days. If the latter disputes such claim, such dispute shall be resolved by agreement of the Parties or in any other manner available under law.

          (c) The indemnified party shall make available to the indemnifying party or its representatives all records and other materials reasonably required by them for use in connection with any such claim and shall cooperate with the indemnifying party in the defense of all third party claims.

     4.5. Limitations.
          ------------

     Any claims for breach of any representation or warranty made hereunder shall be subject to the following limitations and adjustments:

          (a) indemnification under Section 4.1(a) and 4.1(f) shall only be required to be provided by Seller when the aggregate amount of all claims for which indemnification is sought from Seller under Sections 4.1(a) and 4.1(f) of this Agreement, the German Sales Agreement and the French Sales Agreement exceeds US $250,000, in which case Seller shall be liable for all such amounts in excess thereof.

          (b) no individual claim for indemnity under Sections 4.1(f) may be brought unless the aggregate Damages in respect of such claim exceeds US $20,000, but in such event Damages shall be recoverable without regard to such US $20,000 threshold, subject to any other limitations imposed under this
Section 4.5;

          (c) no claim for indemnity under Sections 4.1 or 4.2 shall be effective unless noticed, pursuant to Section 4.4, within the survival period specified under Section 4.3;

          (d) in no event shall Seller's indemnification obligation with respect to a breach of representations and warranties under Section 4.1(a) (but excluding Sections 2.1(a), except the last sentence thereof, 2.1(b), 2.1(c) and 2.1(d)) of this Agreement, the German Sales Agreement and the French Sales Agreement exceed the amount of US $4,200,000. The indemnification obligations of either Seller or Buyer respectively, for representations and warranties set forth in Sections 2.1(a), except the last sentence thereof, 2.1(b), 2.1(c) and 2.1(d) and Sections 2.2(a), 2.2(b) and 2.2(c) of this Agreement, the German Sales Agreement and the French Sales Agreement, shall not exceed the aggregate purchase price under this Agreement, the German Sales Agreement and the French Sales Agreement;

          (e) in no event shall either Seller's or Buyer's respective indemnification obligations under Section 4.1(f) or 4.2(d) exceed the amount of US $5,000,000.

          (f) under no circumstances shall any Party be liable to another Party for punitive, consequential or non-compensatory damages;

          (g) any indemnifiable claim shall be reduced by the amounts actually recovered by the indemnified party from insurance carriers and any amount recovered by the indemnified party subsequent to the payment by the indemnitor with respect to the same claim shall be remitted to the indemnitor, provided that such remittance shall not exceed the amount of such indemnification payment by the indemnitor;

          (h) notwithstanding the foregoing, the provisions of this Section 4.5 shall not apply to any indemnification obligations arising out of the indemnities contained in Sections

4.1(b), 4.1(c), 4.1(d), 4.1(e), or 4.2(b) of this Agreement, but all such indemnification obligations of either party shall be limited to and shall not exceed the aggregate purchase price under this Agreement, the German Sales Agreement and the French Sales Agreement; and

          (i) the Parties agree that the sole liability and the sole remedy of Seller, Buyer and the Company for any claim with respect to the transactions contemplated under this Agreement (including without limitation under Environmental Laws) shall be limited to indemnification under Article IV of this Agreement, and in connection therewith each Party waives any and all statutory and common law rights and remedies (including without limitation rights of indemnification and contribution) which any such Party may have against another Party (except equitable remedies such as injunction and specific performance).

          (j) For purposes of this Section 4.5, any amounts paid as Damages under the French Sales Agreement or the German Sales Agreement in foreign currency shall be valued at the US Exchange rate on the Effective Date.

                                   ARTICLE V
                         CERTAIN POST CLOSING MATTERS

     5.1. Certain Tax Matters.
          --------------------

     The following will apply with respect to the Income Taxes (as hereinafter defined) relating to the Company. The term "Income Taxes" shall mean (i) all U.S. Federal income taxes and (ii) all taxes imposed by states, territories and possessions of the United States and political subdivisions thereof which are based on or measured by net income or net profits together with all interest, penalties and additions imposed with respect to such taxes.

     5.2. Income Tax Matters Generally.
          -----------------------------

          (a)  Pre-Closing Tax Returns.  The consolidated Federal and other
               -----------------------
Income Tax returns, reports and filings of Seller and the Company shall include all items of income, gain, loss, deduction or credit of the Company attributable to all Income Tax periods (or portions thereof) ending on or prior to the Effective Date, including transactions required to be recognized as a result of the sale of the Shares hereunder (such periods or portions thereof being herein referred to as the "Seller Income Tax Periods"); and Seller shall be responsible for and shall pay all Income Taxes payable (other than in respect of deferred Income Taxes) as a consequence of the inclusion or omission of such items in the consolidated Income Tax returns, reports and filings of Seller for Seller Income Tax Periods and shall timely file such tax returns and reports.

          (b)  Post-Closing Tax Returns.  The Income Tax returns, reports and
               ------------------------
filings of Buyer or the Company shall include all items of income, gain, loss, deduction or credit of Buyer or the Company attributable to all Income Tax periods (or portions thereof) commencing after the Effective Date (such periods or portions thereof being herein referred to as the "Buyer Income Tax Periods"); and Buyer shall be responsible for and shall pay all Income Taxes payable (including without limitation any deferred Income Taxes) as a consequence of the inclusion of such items in such Income Tax returns, reports and filings of Buyer or the Company for Buyer Income Tax Periods.

          (c)  Tax Cooperation.
               ---------------

               (i) With respect to the taxable year of the Company ended January 31, 1999 and the short period ending on the Effective Date, Buyer shall cause to be prepared and delivered to Seller (to the extent not already prepared and delivered) in the normal timeframe followed by Seller and the Company consistent with past practice and in all events within 15 days after it shall have been requested by Seller, the package of income tax information materials heretofore provided to Seller by the Company in accordance with past practice, including past practice as to information schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company.

               (ii)    Without limiting the generality of the foregoing or of
Section 5.3 hereof, Buyer shall cause the employees of Buyer and the Company to cooperate fully and to assist Seller (including without limitation allowing access by Seller to the books and records of the Company relating to Seller Income Tax Periods and any period (or portion thereof) ending on or before (or including) the Effective Date, and the right to make copies thereof) in connection with the preparation by Seller of its consolidated Income Tax returns, reports and filings for the Seller Income Tax Periods or the resolution of any Income Tax Dispute (as hereinafter defined); and Seller shall not be charged with any cost or expense for the reasonable assistance rendered by officers and employees of Buyer and the Company in connection therewith.

               (iii)   Refunds. Seller shall be entitled to all refunds of
                       -------
Income Taxes paid in connection with any Income Tax returns, reports and filings of Seller and/or of the Company with respect to any Seller Income Tax Period. Applications for refunds of such Income Taxes, and the filing of amended returns, reports and filings, shall be made and prosecuted only by Seller; but Buyer and the Company shall provide to Seller such cooperation and reasonable assistance in connection therewith as shall be reasonably requested by Seller, and Seller shall not be charged with any cost or expense for the assistance rendered by officers and employees of the Company and Buyer in connection therewith.

          (d)  Amendments.  Neither Buyer nor the Company will amend, or take
               ----------
any similar action with respect to, any Federal, state or local Income Tax returns, reports and filings filed with respect to any Seller Income Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld. Seller shall not amend, or take any similar action with respect to any Federal, state or local Income Tax returns, reports and filings filed with respect to any Seller Income Tax Period which would result in adverse tax consequences to Buyer without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Neither Buyer nor the Company will extend the applicable statute of limitations with respect to any Federal, state or local Income Tax returns, reports and filings filed with respect to any Seller Income Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld. This Section shall not apply to any amended return which may be required by law following resolution of an Income Tax Dispute (as defined herein).

          (e)  Income Tax Disputes. Etc.
               -------------------------

               (i) Except as required by law (but subject to Section 5.2(e)(ii) hereof), neither Buyer nor the Company will take any position on any Federal, state or local Income Tax return, report or filing for any tax period which might result in any:

                       (A) increase for any Seller Income Tax Period in the liability of Seller in respect of the consolidated Income Tax liabilities of Seller for periods while the Company was part of Seller's consolidated tax group; or

                       (B) reduction in any tax attributes as to which Seller may receive a benefit with respect to any Seller Income Tax Period.

               (ii) Subsequent to the Closing, Buyer and the Company shall promptly forward to Seller any notice received by Buyer or the Company of any Federal, state or local pending or threatened Income Tax audit, examination or proposed assessment or the like relating to the Company or Seller's consolidated tax group with respect to any Seller Income Tax Period (an "Income Tax Dispute"). Seller, Buyer and the Company shall cooperate with and assist each other, and shall cause their respective counsel and accountants to cooperate with and assist each other, in connection with any such Income Tax Dispute (including without limitation any currently pending Income Tax Dispute involving state or local Income Taxes of the Company). Any Income Tax Dispute relating to any consolidated Income Tax return, report or filing made by the Seller consolidated tax group shall be investigated, conducted, prosecuted, contested, defended, settled or compromised by Seller with counsel and accountants chosen by Seller at the expense of Seller. Neither Buyer nor the Company will settle or compromise any Federal, state or local Income Tax Dispute, or any issue or determination related thereto, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

          (f)  Tax Sharing Arrangements.  All tax sharing arrangements and any
               ------------------------
other contracts with respect to Taxes between Seller (and its affiliates) and the Company are terminated as of the Effective Date, and this Section 5.2 will govern the obligations of Buyer and the Company to make payments of Taxes applicable to the Company.

     5.3. Access to Records After Closing.
          --------------------------------

          (a) Following the Closing, Buyer shall give to Seller, without charge, reasonable access to (and the right to make copies at the expense of Seller of) the books, files, records and tax returns of the Company to the extent that such relate to the business and operations of the Company on or prior to the Closing Date and are in the Company's possession on the Closing Date or subsequently come into Buyer's possession, but any access pursuant to this Section 5.3 shall be conducted by Seller in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of Buyer following the Closing. For a period of five years after the Closing, Buyer shall maintain such books, files, records and tax returns and thereafter, prior to destroying or disposing of any of them, Buyer shall give, or shall cause the Company to give, 30 days' advance notice to Seller of their intended destruction or disposition, and during such 30-day period Seller shall have the right to take possession of the same or to make copies of the same, all at Seller's expense.

          (b) Following the Closing, Seller shall give to Buyer, without charge, reasonable access to (and the right to make copies at the expense of Buyer of) the books, files, records and tax returns of Seller to the extent that such relate to the business and operations of the Company on or prior to the Closing Date and are in Seller's possession on the Closing Date or subsequently come into Seller's possession, but any access pursuant to this Section 5.3 shall be conducted by Buyer in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of Seller following the Closing. For a period of five years after the Closing, Seller shall maintain such books, files, records and tax returns and thereafter, prior to destroying or disposing of any of them, Seller shall give, 30 days' advance notice to Buyer of their intended destruction or disposition, and during such 30-day period Buyer shall have the right to take possession of the same or to make copies of the same, all at Buyer's expense.

          (c) For a period of one hundred twenty (120) days following the Closing, Buyer shall cause to be prepared and delivered to Seller (to the extent not already prepared and delivered) in the normal time frame followed by Seller and the Company consistent with past practice and in all events within fifteen
(15) days after it shall have been requested by Seller, the financial reporting package for the Company (but only in respect of periods ending on or prior to the Closing Date) for (i) the quarterly closing for Seller's fiscal quarter ending July 31, 1999, and (ii) Seller's fiscal year ending January 31, 2000. After such one hundred twenty (120) day period, Buyer shall cooperate and use reasonable diligence to provide Seller with all information requested by Seller to assist Seller in preparing a financial reporting package for the Company (but only in respect of periods ending on or prior to the Effective Date) for (i) the quarterly closing for Seller's fiscal quarter ending July 31, 1999, and (ii) Seller's fiscal year ending January 31, 2000.

     5.4. Covenant Not to Compete.
          ------------------------

     As an inducement for Buyer to enter into this Agreement, Seller agrees that:

          (a)  Non-Compete.  For a period of three (3) years after the Closing,
               -----------
Seller shall not do, and shall cause any Affiliate of Seller controlled by it not to do, any one or more of the following, directly or indirectly:

               (i) engage, manage, operate, finance, control or participate, as an owner, partner, shareholder, member, consultant, or (without limitation by the specific enumeration of the foregoing) otherwise, in any business whose products or activities compete, in whole or in part, with the products or activities which the Company manufactures or distributes (which products or activities include those currently sold and under active development) on the Effective Date (any such business is referred to herein as a "Competitive Business"). For purposes of this Section, "active development" shall mean efforts for which resources have been committed by the Company having a value in excess of $50,000.

               (ii) solicit or attempt to solicit, with respect to a Competitive Business, any customer of Buyer which has been a customer of the Company within the past three (3) years; or

               (iii) except as set forth in the Disclosure Schedule, induce or attempt to induce any person or entity that is an employee or agent of the Company on the Effective Date to terminate his, her or its relationship with, or employment by, the Company.

          (b)  Limitation.  Notwithstanding the foregoing, the provisions of
               ----------
Section 5.4(a) hereof shall not be deemed to prohibit or restrict in any manner
(i) the acquisition by Seller or any Affiliate of Seller of any company partially engaged in a Competitive Business, provided that if such Competitive Business accounts for more than the lesser of $10,000,000 or five percent (5%) of the net revenues of the acquired company, Seller or such Affiliate shall use commercially reasonable efforts promptly after the consummation of the acquisition to divest itself of the Competitive Business within eighteen (18) months after such consummation, or (ii) acquisition or ownership by Seller or any Affiliate of Seller of up to five percent (5%) of the debt or equity interest in any company partially engaged in a Competitive Business whose securities are traded on a national securities exchange or NASDAQ, so long as such Competitive Business does not account for more than the lesser of $10,000,000 or five percent (5%) of the net revenues of such company and neither Seller nor an Affiliate of Seller is an Affiliate of such company.

          (c)  Modifications.  Seller recognizes that the time and scope
               -------------
limitations set forth in this Section 5.4 are reasonable and are required for the protection of Buyer and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Seller agree to the reduction of either of such time or scope limitations to such a period or scope as such court shall deem reasonable under the circumstances.

          (d)  Injunctive Relief.  The Parties specifically recognize that any
               -----------------
breach of Section 5.4(a) may cause irreparable injury and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

     5.5. Employee Matters.
          -----------------

          (a)  Union Plan.  As of the Effective Date, the Company shall continue
               ----------
to sponsor and maintain the Precision Scientific Instruments and Precision Scientific Petroleum Instruments Defined Benefit Pension Plan (the "Union Plan"). The Seller shall make all contributions to the Union Plan that are required to be made (whether by applicable law or by the terms of the Plan) prior to the Effective Date, and the Seller shall be liable for no further contributions to the Union Plan after such payments have been made. As soon as practical after the Effective Date, but no more than 60 days thereafter, the Buyer shall direct the Seller and the Seller shall transfer all Union Plan assets and liabilities from the Varlen Corporation Defined Benefit Master Trust ("Varlen Master Trust") to an employee benefit trust to be established and maintained by the Company. If there is any delay in the transfer of Union Plan assets and liabilities beyond the 60-day period referred to above that is caused by Buyer or its agents and administrators with respect to the transfer of Union Plan assets from the Varlen Master Trust, Buyer shall reimburse Seller for all costs and expenses associated with the Company's delayed withdrawal from the Varlen Master Trust. If any dispute arises between the Seller and the Buyer concerning the amount or nature of the Varlen Master Trust assets which are attributable to the Union Plan, the matter shall be resolved by a public accounting firm mutually selected by the Seller and Buyer.

          (b)  Defined Contribution Plans.  Effective as of the Effective Date,
               --------------------------
Company employees who are participants in the Varlen Corporation Profit-Sharing and Retirement Savings Plan (the "Seller DC Plan") shall become participants in one of the Buyer's defined contribution plans that has a qualified cash or deferred arrangement under section 401(k) of the Code (the "Buyer DC Plan"). The Buyer DC Plan shall recognize for all purposes service recognized by the Seller DC Plan on the Effective Date with respect to all employees of the Company that are participants in the Seller DC Plan on the Effective Date. The Buyer shall cause the Buyer DC Plan to accept the rollover contribution of any Company employee who is a participant in the Seller DC Plan and who elects to rollover his or her interest in the Seller DC Plan to the Buyer DC Plan. If, consistent with the foregoing, a Company employee makes a rollover contribution to the Buyer DC Plan, a corresponding transfer shall be made of that employee's outstanding participant loan, if any, from the Seller DC Plan to the Buyer DC Plan, and such transfer shall include such employee's repayment obligations thereunder. Seller will make, within thirty (30) days of the Closing Date, any matching or profit-sharing contribution with respect to the Company's current fiscal year, at least to the extent of the accruals therefore on the Closing Date Schedule, and the accrual for the same on the Closing Date Schedule shall be eliminated.

          (c)  COBRA.  Seller shall provide COBRA benefits, to the extent
               -----
required by law, to any Company employee (or dependent thereof) who experiences a qualifying event prior to the Effective Date. The Company or Buyer shall be responsible to provide COBRA benefits, to the extent required by law, to any Company employee (or dependent thereof) who experiences a qualifying event on or after the Effective Date.

          (d)  Health Benefits.
               ---------------

               (i) Seller's group health, dental and vision plans shall be liable for any and all claims under such group health, dental or vision plan (within the meaning of section 5000(b)(1) of the Code) maintained by Seller or the Company for employees of the Company, and their dependents, with respect to which covered health or medical service expenses were incurred prior to the Effective Date. The Company shall be liable for any and all such claims with respect to which any health or medical service was incurred on or after the Effective Date, (1) as provided for in sub-paragraph (iii) below during the period of time beginning on the Effective Date and ending on June 30, 1999 (the "Extended Coverage Period"), and (2) on and after July 1, 1999, Buyer or Company will provide a plan for employees of the Company, and their dependents, who are covered by the corresponding group health, dental or vision plan of the Seller on the Effective Date or otherwise within the Extended Coverage Period, which will have no eligibility waiting periods, will waive pre-existing conditions and "actively at work" requirements and which will credit any health or medical service expenses incurred during the 1999 plan year and throughout the Extended Coverage Period for purposes of applying the deductible and out of pocket limits under the Company's or the Buyer's group health, dental or vision plan.

               (ii) Seller's group health, dental and vision plans shall be liable for any administrative expenses associated with such plans maintained by the Seller or the Company for employees and retirees of the Company, and their dependents, where such administrative expenses were incurred prior to the Effective Date. The Company or Buyer shall be responsible for any administrative expenses associated with establishing or maintaining a group health, dental or vision plan for Company employees, and their dependents, on and after July 1, 1999, and shall be responsible for such administrative expenses as are provided for in sub-paragraph (iii) below with respect to the Extended Coverage Period.

               (iii) During the Extended Coverage Period, Company employees and their dependents shall continue to be eligible for coverage under the Seller's group health, dental and vision plans pursuant to the eligibility rules of those plans; however, the Company or Buyer shall reimburse the Seller for (1) its administrative expenses associated with providing such coverage to Company employees and their dependents during the Extended Coverage Period, and (2) all covered health or medical service expenses actually paid by the Seller, for which the Seller does not otherwise receive reimbursements from an insurer, with respect to covered health or medical service expenses by Company employees or their dependents under such plans incurred during the Extended Coverage Period. Company or Buyer shall deliver such reimbursements to Seller within thirty (30) days of receipt of notice and supporting documentation from the Seller regarding any such expenses.

               (iv) The Company shall not be liable for (and, to the extent applicable, shall not claim) any retrospective adjustments pertaining to the operation of the Seller's group health, dental and vision plans for the 1999 plan year.

          (e)  Insured Welfare Benefits.  Seller shall be liable for (A) any and
               ------------------------
all long-term disability benefits under the terms of its long term disability plan, payable to all current and former employees of the Company who are determined to have become disabled under such plan prior to the Effective Date; and (B) any and all benefits payable to all current and former employees of the Company or their dependents under any life insurance or accidental death and dismemberment plan maintained by the Seller for the benefit of such employees, or their dependents, where such benefits are payable with respect to events occurring prior to the Effective Date. The Company or Buyer shall be liable for any and all insured welfare benefits, to the extent required by law, payable to all employees of the Company and their dependents who become entitled to such benefits on or after the Effective Date.

          (f)  Workers Compensation.  Seller shall be liable for any and all
               --------------------
workers compensation claims (including reasonable administrative costs in accordance with past practice) to the extent (A) of occurrences prior to the Effective Date and (B) in excess of the reserves therefor on the Closing Date Schedule to the extent the claims are made prior to the second anniversary of the Effective Date. The Company shall be liable for any and all other workers compensation claims (including administrative costs).

          (g)  Payments.  Accruals under the management bonus plan for the
               --------
current fiscal year shall be reflected on the Closing Date Schedule in a manner consistent with past practice. The bonus plan will be terminated for Company employees as of the Effective Date.

          (h)  Certain Obligations.  Seller shall be liable for all obligations,
               -------------------
whether or not accrued prior to the Effective Date (unless such obligations are created by Buyer or the Company after the Closing Date) to employees or former employees of the Company, and their dependents, under any Varlen Affiliate Plan maintained by the Seller and/or the Company at any time prior to the Effective Date to the extent such obligations constitute (i) retiree health obligations; and (ii) deferred compensation obligations arising under any arrangement that is not intended to be subject to section 401(a) of the Code. Seller shall be liable for all severance obligations under any Varlen Affiliate Plan maintained by Seller and/or the Company to the extent such obligations accrued prior to the Closing Date or to the extent such obligations are attributable solely to the transactions contemplated herein (unless such obligations are created by Buyer or the Company after the Closing Date).

          (i)  Governmental Actions. Buyer and Seller shall take, or cause to be
               --------------------
taken, such action as may be necessary or reasonably appropriate to accomplish the actions described in this Section 5.5, such as notifying any agency of the federal government which is required by law to receive such notice, and to provide such further information or documents as the IRS (or any other agency) may require. Further, Buyer and Seller agree to use their respective reasonable efforts to obtain any necessary IRS (or other United States federal governmental agency) approval without material modification of the transactions contemplated hereby.

          (j)  Cooperation.  Buyer and Seller agree to provide each other with
               -----------
such records, information and assistance as they may reasonably request to carry out their respective obligations under this Section or the administration of the employee benefit plans (and, where applicable, their associated trusts) referred to in this Section 5.5.

          (k)  No Employee Rights.  No participating employee or other employee
               ------------------
of the Company, nor his spouse, former spouse or other beneficiary under any employee benefit plan of Seller or the Company shall be entitled to assert any claim under any provision of this Agreement (including, but not limited to, this Section 5.5).

     5.6. General, Auto and Product Liability.
          ------------------------------------

          (a)  Liability.  Seller shall be liable for all general, auto and
               ---------
product liability claims with respect to occurrences on or before the Effective Date to the extent such claims are made prior to the second anniversary of the Effective Date.

          (b)  Insurance.  In the event the proceeds of any insurance of Seller
               ---------
are available with respect to the matters covered by Sections 5.5 and 5.6(a), such proceeds of insurance shall belong and inure to the benefit of Seller. Buyer shall cooperate with Seller in all reasonable respects in recovering such proceeds as long as Seller reimburses Buyer for any out-of-pocket expenses incurred by Buyer in connection therewith.

     5.7. Cooperation on Claims.
          ----------------------

     Without limiting the generality of any other provision of this Agreement, with respect to any claim of any kind for which Seller has retained liability under this Agreement, (i) Buyer will not settle or compromise any such claim without the consent of Seller, (ii) Buyer will make available to Seller, its insurer and their respective representatives all records and other materials as may be reasonably requested by them for use in handling any such claim and
(iii) Buyer will reasonably cooperate, and will use its best efforts to cause its employees to cooperate, with Seller, its insurer and their respective representatives in the handling of all such claims.

     5.8. Name Change.
          ------------

     Within two (2) days of the Closing Date, the Company shall file an amendment to its Articles of Incorporation changing its name to one that does not include "Varlen" or any variation thereof, and shall provide Seller with a copy of such amendment upon its effectiveness. The Company shall have the right to use the "Varlen" name or any variation thereof in connection with the continuing conduct of the Business for a period of thirty (30) days (and for such longer period as shall be reasonably required to consume existing inventories of trademarked items, but in no event to exceed six months).

     5.9. Letters of Credit.
          ------------------

     Within thirty (30) days following the Closing Date, Buyer shall obtain a stand-by letter of credit from a nationally recognized financial institution to support the letters of credit reflected on Section 2.1(b) of the Disclosure Schedule.

                                  ARTICLE VI
                                 MISCELLANEOUS

     6.1. Further Actions.
          ----------------

     From time to time, as and when requested by Buyer and at Buyer's expense, Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Buyer may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver on the Closing Date to Buyer, and its successors and assigns, the Shares (or to evidence the foregoing) and to consummate the other transactions contemplated hereby.

     6.2. Brokerage.
          ----------

     Seller represents and warrants to Buyer that Seller has no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement; Seller shall indemnify Buyer and the Company against, and shall hold Buyer and the Company harmless from, at all times after the date hereof, any and all liabilities (including without limitation legal fees), and shall pay any final judgment obtained by any person claiming brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Seller, or prior to Closing the Company, in connection with this Agreement or the transactions contemplated hereby. Buyer represents and warrants to Seller that Buyer has no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement; Buyer shall indemnify Seller against, and shall hold Seller harmless from, at all times after the date hereof, any and all liabilities (including without limitation legal fees), and shall pay any final judgment obtained by any person claiming brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Buyer, or after Closing the Company, in connection with this Agreement or the transactions contemplated hereby.

     6.3. Expenses.
          ---------

     Each of Buyer and Seller shall pay their respective expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

     6.4. Entire Agreement.
          -----------------

     This Agreement, which includes the Schedules and Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between Buyer, the Company and Seller with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

     6.5. Descriptive Headings.
          ---------------------

     The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     6.6. Notices.
          --------

     All notices and other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight delivery service or by registered or certified mail, postage prepaid, addressed as follows:

     If to Seller, or pre-Closing to the Company:


          Varlen Corporation
          55 Shuman Boulevard
          P.O. Box 3089
          Naperville, Illinois 60566-7089
          Attn:  Vicki Casmere
                 General Counsel

     If to Buyer, or post-Closing to the Company:

          Roper Industries, Inc.
          160 Ben Burton Road
          Bogart, Georgia 30622
          Attn: President

Any party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

     6.7.  Governing Law.
           --------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the Courts of the State of Delaware, and of any Federal Court located in the State of Delaware, in connection with any action or proceeding arising out of or relating to, or breach of, this Agreement or of any document or instrument delivered pursuant to or in connection with this Agreement.

     6.8.  Assignability.
           --------------

     This Agreement shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, and any purported assignment by any Party without the prior written consent of the other Parties shall be void. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

     6.9.  Waivers and Amendments.
           -----------------------

     Any waiver of any term or condition, or any amendment or supplementation, of this Agreement shall be effective only if in writing. A waiver of any breach of any of the terms or conditions of this Agreement shall not in any way be construed as a waiver of any subsequent breach.

     6.10. Third Party Rights.
           -------------------

     This Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

     6.11. Illegality.
           -----------

     In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whom the benefit of the provision exists, be in any way impaired.

     6.12. Release.
           --------

     As of the Effective Date, the Company hereby releases, acquits and forever discharges each officer, director and stockholder of the Company from any and all liabilities, obligations, claims, demands, actions and causes of action which the Company ever had, now has or hereafter may have based upon, relating to or arising out of any event, occurrence, act, omission or condition occurring or existing as of or prior to the Effective Date in any way connected with such officer's, director's or stockholder's status as such or actions taken in such capacity. Buyer consents to the foregoing release. Seller and Buyer agree that this release shall not in any manner limit or otherwise affect the rights and obligations of Seller and Buyer under this Agreement.

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.


                              Seller:

                              VARLEN CORPORATION


                              By:___________________________________________
                              Name:_________________________________________
                              Title:________________________________________

                              The Company:

                              VARLEN INSTRUMENTS INC.


                              By:___________________________________________
                              Name:_________________________________________
                              Title:________________________________________


                              Buyer:

                              ROPER INDUSTRIES, INC.


                              By:___________________________________________
                              Name:_________________________________________
                              Title:________________________________________